Exhibit 10.47

Supplement to Employment Agreement

October 3, 2016

THIS SUPPLEMENT (THE “SUPPLEMENT”) IS MADE TO THE EMPLOYMENT AGREEMENT that was entered into on October 14, 2011 (THE “AGREEMENT”) by and between Autoliv, Inc., a Delaware corporation (the “Company”), and Johan Löfvenholm (the “Executive”).

1.	The Executive will be appointed as President, Electronics as of October 1, 2016.

2.	The Executive’s principal office of employment shall be at the Company’s offices in Stockholm, Sweden.

3.	In recognition of the Executive’s new role;

a.	The base salary will remain unchanged at SEK 3,196,090 and it will be subject to review first time as of January 1, 2017.

b.	Effective as of October 1, 2016, the target level of short term incentive (STI) will be 45% and the maximum level of STI will be 90%.

c.	Subject to approval by the Compensation Committee of the Board of the Company, the stock incentive to be granted in February 2017 shall have an assumed value equivalent to the sum of (i) the assumed value received by the tier of employees that received a stock incentive in 2016 having an assumed value of USD 371,315, plus (ii) approximately USD 26,000 (which actual amount will reflect the prorated amount of the increased value (compared to the assumed value the Executive was granted in February 2016) for the period during which the Executive commenced services in his new role (October 1, 2016 through December 31, 2016)).

4.	The parties acknowledge and agree that, effective as of October 1, 2016, this Supplement revokes and supersedes all prior agreements and addendums other than the Employment Agreement (and the associated Indemnification Agreement and Change-in-Control Severance Agreement), which, together represent the entire agreement between the parties in relation to the employment of Executive by the Company.

5.	Other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF this Supplement has been executed the day and year first above written.

AUTOLIV, INC

/s/ Jan Carlson	/s/ Johan Löfvenholm
Jan Carlson	Johan Löfvenholm
Chairman & CEO

/s/ Karin Eliasson
Karin Eliasson
GVP, Human Resources